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                          FORM OF AHM VOTING AGREEMENT

     THIS AHM VOTING AGREEMENT (this "Agreement") is made and entered into as of July [__], 2003, by and between Apex Mortgage Capital, Inc., a Maryland corporation ("Company"), and the undersigned stockholder ("AHM Stockholder") of American Home Mortgage Holdings, Inc., a Delaware corporation ("AHM").

     THE PARTIES TO THIS AGREEMENT enter into this Agreement on the basis of the following facts, intentions and understandings:

     A. As of the date hereof, AHM Stockholder has full title to and is entitled to dispose of (or to direct the disposition of) and/or vote (or to direct the voting of) the number of shares of common stock, par value $0.01 per share, of AHM ("AHM Common Stock"), set forth opposite such AHM Stockholder's name on
Schedule I attached hereto (such shares of AHM Common Stock are collectively referred to herein as the "Subject Shares").

     B. The parties hereto acknowledge that as of the date hereof: (i) the Company's Board of Directors, upon the recommendation of a duly authorized special committee of independent directors, and the respective Boards of Directors of AHM and New Holdco (as defined below) have each approved, and deem it advisable and in the best interest of their respective stockholders, to consummate the acquisition of the Company by New Holdco upon the terms and subject to the conditions set forth in that certain Agreement and Plan of Merger dated as of July [__], 2003 (as the same may be amended from time to time, the "Merger Agreement"; capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Merger Agreement), by and among AHM, New Holdco, a Maryland corporation and a wholly-owned subsidiary of AHM ("New Holdco"), and the Company; and (ii) in furtherance of the acquisition by New Holdco of the Company, the respective Boards of Directors of the Company, AHM, and New Holdco have each approved the Merger Agreement and the merger of the Company with and into New Holdco, with New Holdco being the surviving corporation in such merger (the "Merger"), and AHM, as the sole stockholder of New Holdco, has approved the Merger (the transactions contemplated by the Merger Agreement shall be hereinafter referred to as the "Transactions").

     C. The AHM Stockholder in order to induce Company to enter into the Merger Agreement and consummate the Merger and the Transactions, and in consideration therefor, has agreed to enter into this Agreement.

     NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained herein, the parties agree as follows:

                                   ARTICLE I

                      TRANSFER AND VOTING OF SUBJECT SHARES

     1.1 Transfer of Subject Shares. Except as may otherwise be agreed upon by Company in writing and as contemplated by the terms of this Agreement, from the date hereof through and including the date of the AHM Stockholder Approval (as defined in the Merger

Agreement), the AHM Stockholder shall not, directly or indirectly, (a) transfer (which term shall include, without limitation, any sale, gift, pledge, encumbrance or other disposition), or consent to any transfer of, any or all of the Subject Shares or any interest therein or any voting power in relation thereto, (b) deposit the Subject Shares or any interest therein into a voting trust or enter into a voting agreement or arrangement with respect to the Subject Shares or grant any proxy, power of attorney or other authorization in or with respect thereto, or (c) enter into any contract, option or other agreement or understanding with respect to any such transfer of any or all of the Subject Shares or any interest therein or any voting power in relation thereto.

     1.2 Agreement to Vote the Subject Shares. The AHM Stockholder shall, at each and every meeting of the stockholders of AHM called with respect to any of the following, and at any adjournment or postponement thereof, and on every action or approval by written consent of the stockholders of AHM with respect to any of the following, and in any other circumstances upon which a vote, consent or other approval with respect to any of the following is sought, solely in its capacity as a stockholder of AHM, take each and every action and accomplish each and every formality as is necessary to participate in the meetings (if applicable) and vote (or cause to be voted) all of the Subject Shares and each interest therein:

         (a) in favor of the Merger, the Merger Agreement and the Transactions and, upon the request of Company, any actions required in furtherance thereof and hereof, including, without limitation, any proposal to permit AHM to adjourn such meeting (an "Adjournment Proposal");

         (b) against the following actions (other than the Merger and the Transactions), to the extent that such actions require the AHM Stockholder's approval or in relation to which such approval is sought: (i) a reorganization, recapitalization, dissolution or liquidation of AHM; and (ii) (A) any change in the present capitalization of AHM or any amendment of AHM's certificate of incorporation or New Holdco's charter or similar governing document of AHM or New Holdco, (B) any other change in the corporate structure or business of AHM, or (C) any other action which, in the case of each of the matters referred to in clauses (A) and (B) above, is intended, or could reasonably be expected, to impede, interfere with, delay, postpone, discourage or adversely affect the consummation of the Merger, including, without limitation, an Acquisition Proposal (as defined in the Merger Agreement), the Transactions or the other transactions contemplated by this Agreement (the actions described in clauses
(i) and (ii) above shall be referred to herein, individually, as an "Alternative Proposal"); and

         (c) in favor of each other matter relating to, and in favor of, the consummation of the Transactions.

     1.3 Prior Proxies.

         (a) AHM Stockholder represents that any proxies heretofore given in respect of the Subject Shares are revocable, and that any such proxies are hereby revoked or will be revoked by appropriate notice (or other instrument) prior to or concurrently with the execution and delivery of this Agreement.

(b) AHM Stockholder recognizes that the Merger will be of benefit to the AHM Stockholder and acknowledges that Company is incurring costs and expenses in reliance on the representations, warranties and covenants of AHM Stockholder set forth in this Agreement.

                                   ARTICLE II

                         REPRESENTATIONS AND WARRANTIES
                               OF AHM STOCKHOLDER

     AHM Stockholder hereby represents and warrants to Company as follows:

     2.1 Ownership of Subject Shares. On the date hereof, AHM Stockholder owns, directly or indirectly, and has the power to direct the voting of, the Subject Shares set forth next to AHM Stockholder's name set forth on Schedule I attached hereto. On the date hereof, the Subject Shares constitute all of the shares of voting capital stock of AHM owned of record or otherwise by AHM Stockholder or as to which such AHM Stockholder has the power to direct the voting of such shares. AHM Stockholder has sole voting power and sole power to issue instructions with respect to the matters set forth in Article 1 hereof, sole power of disposition, sole power of conversion, sole power (if any) to demand, appraisal or rescission rights, and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of AHM Stockholder's Subject Shares, with no limitations, qualifications or restrictions on such rights, subject to applicable securities laws and the terms of this Agreement. On the date of the AHM Stockholders Meeting and on the Closing Date (as defined in the Merger Agreement), AHM Stockholder owns or will own, directly or indirectly, and will have the power to direct the voting of, at least the number of Subject Shares indicated on Schedule I attached hereto.

     2.2 Power; Binding Agreement. AHM Stockholder has all requisite powers and authority to enter into and perform all of its obligations under this Agreement. The execution, delivery and performance of this Agreement by AHM Stockholder shall not violate any agreement to which AHM Stockholder is a party, including, without limitation, any voting agreement, proxy arrangement, pledge agreement, stockholders agreement, voting trust or trust agreement. This Agreement has been duly and validly executed and delivered by AHM Stockholder, and constitutes a legally valid and binding obligation of AHM Stockholder, enforceable against AHM Stockholder in accordance with its terms, except as may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors' rights generally, or (b) general principles of equity relating to enforceability, whether considered in a proceeding at law or in equity. There is no beneficiary or holder of a voting trust certificate or other interest of any trust of which AHM Stockholder is a trustee whose consent is required for the execution and delivery of this Agreement or the compliance by AHM Stockholder with the terms hereof. If AHM Stockholder is a natural person and is married, and the Subject Shares constitute community property or AHM Stockholder otherwise needs spousal or other similar approval for this Agreement to be legal, valid and binding, this Agreement will be duly authorized, executed and delivered by AHM Stockholder's spouse ("Spouse") prior to Closing, and shall constitute a valid and binding agreement of Spouse as of the date first set forth above, enforceable against such Spouse in accordance with its terms.

     2.3 No Conflicts. Neither the execution and delivery of this Agreement by AHM Stockholder nor the compliance by AHM Stockholder with any of the provisions hereof shall (a) conflict with or violate any agreement, law, rule, regulation, order, judgment or decision or other instrument binding upon AHM Stockholder or any of AHM Stockholder's properties or assets, nor require any consent, notification, regulatory filing or approval which has not been obtained, (b) result in any violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give to any third party a right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which AHM Stockholder is a party or by which AHM Stockholder or any of its properties or assets may be bound or affected, or (c) if AHM Stockholder is other than a natural person, conflict with, or result in any breach of, any organizational documents applicable to AHM Stockholder.

     2.4 No Liens. Except as established hereby, the Subject Shares (with the exception of the Subject Shares which are not owned by AHM Stockholder, but for which AHM Stockholder exercises the relevant voting power) are now and, at all times during the term hereof will be, held by AHM Stockholder, or by a nominee or custodian for the benefit of AHM Stockholder, free and clear of all liens, claims, security interests, proxies, voting trusts or agreements, understandings or arrangements or any other encumbrances whatsoever.

     2.5 No Solicitation. AHM Stockholder hereby agrees, in AHM Stockholder's capacity as a stockholder of AHM, that neither AHM Stockholder nor any of AHM Stockholder's affiliates or subsidiaries, if applicable, shall (and AHM Stockholder shall cause AHM Stockholder's officers, directors, employees, investment bankers, consultants, attorneys, accountants, agents, advisors and representatives, if applicable, not to), directly or indirectly, take any action to solicit, initiate, encourage, facilitate, participate in or initiate discussions or negotiations with, or provide any information to, any person (other than the Company or any of its affiliates or representatives) concerning any Alternative Proposal.

     2.6 Accuracy of Representations. The representations and warranties contained in this Agreement are accurate in all respects as of the date of this Agreement and will be accurate in all respects at all times until termination of this Agreement.

                                  ARTICLE III

                                    COVENANTS

     3.1 Further Assurances. From time to time and without any additional consideration, upon the request of the Company, AHM Stockholder shall execute and deliver to the Company such additional documents with respect to the Subject Shares as the Company may reasonably request in connection with AHM Stockholder's obligations under this Agreement.

     3.2 No Inconsistent Actions. AHM Stockholder shall not, and, if AHM Stockholder is not a natural person, nor shall it permit any of its directors, officers, partners, employees or agents or any investment banker, attorney or other adviser or representative of AHM Stockholder to, directly or indirectly, take any action that would in any way restrict, limit or interfere with the performance of AHM Stockholder's obligations hereunder or the transactions contemplated hereby or by the Merger Agreement, including, without limitation, the Transactions, or which shall cause any of the representations set forth in
Article II of this Agreement to become untrue.

     3.3 Reasonable Efforts. Subject to the terms and conditions of this Agreement, the Company agrees to use its reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement.

                                   ARTICLE IV

                                   TERMINATION

     Other than Article V hereof (which shall survive in any event), this Agreement and the representations, warranties, covenants and agreements contained herein or granted pursuant hereto shall automatically terminate upon the earlier to occur of (i) the termination of the Merger Agreement in accordance with Article VIII thereof, and (ii) the consummation of the Merger. Upon any termination of this Agreement, this Agreement shall thereupon become void and of no further force and effect, and there shall be no liability in respect of this Agreement or of any transactions contemplated hereby or by the Merger Agreement on the part of any party hereto or, if AHM Stockholder is not a natural person, any of its directors, officers, partners, stockholders, employees, agents, advisors, representatives or affiliates; provided, however, that nothing herein shall relieve any party from any liability for such party's willful breach of this Agreement; and provided further, that nothing herein shall limit, restrict, impair, amend or otherwise modify the rights, remedies, obligations or liabilities of any person under any other contract or agreement, including without limitation, the Merger Agreement.

                                    ARTICLE V

                                  MISCELLANEOUS

     5.1 Specific Performance. Each party hereto recognizes and agrees that, if for any reason any of the provisions of this Agreement are not performed by the other parties in accordance with their specific terms or are otherwise breached, immediate and irreparable harm or injury would be caused to the non-breaching parties for which money damages would not be an adequate remedy. Accordingly, the parties agree that, in addition to any other available remedies, the non-breaching parties shall be entitled to an injunction restraining any violation or threatened violation of the provisions of this Agreement without the necessity of the non-breaching parties posting a bond or other form of security. In the event that any action should be brought in equity to enforce the provisions of this Agreement, the breaching party will not allege, and the breaching party hereby waives the defense, that there is an adequate remedy at law.

     5.2 Severability. Any term or provision of this Agreement which is invalid, illegal or unenforceable in any jurisdiction by any rule or law or public policy shall, as to that jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without rendering invalid, illegal or unenforceable the remaining terms and provisions of this Agreement or affecting the validity, legality or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. Without limiting the foregoing, upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

     5.3 Entire Agreement; Amendments. This Agreement constitutes the entire agreement of the parties and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. This Agreement may not be amended except by an instrument in writing signed by each of the parties against whom such amendment is sought to be enforced.

     5.4 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by either of the parties without the prior written consent of the other party. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

     5.5 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     5.6 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally, sent by express courier (providing proof of delivery) or communicated by confirmed facsimile to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

          (a) if to AHM Stockholder, to the addresses set forth next to AHM Stockholder's name on Schedule II attached hereto,

               with a copy to:

               Cadwalader, Wickersham & Taft LLP
               100 Maiden Lane
               New York, New York 10038
               Facsimile: (212) 504-6666
               Attention: Louis J. Bevilacqua, Esq.

               and

          (b) if to the Company, to:

               Apex Mortgage Capital, Inc.
               865 South Figueroa Street, Suite 1800
               Los Angeles, California 90017
               Facsimile: (213) 488-3366
               Attention: President and Chief Executive Officer

               with a copy to:

               O'Melveny & Myers LLP
               275 Battery Street, Suite 2600
               San Francisco, California 94111-3305
               Facsimile: (415) 984-8701

               Attention: Peter T. Healy, Esq.

     5.7  Governing Law; Consent to Jurisdiction; Waiver of Trial by Jury.

          (a) This Agreement and the transactions contemplated hereby, and all disputes between the parties under or related to this Agreement or the facts and circumstances leading to its execution, whether in contract, tort or otherwise, shall be governed by and construed in accordance with the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

          (b) Each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by any party hereto or its successors and assigns may be brought and determined in the state courts located in New York County, New York or in the United States District Court for the Southern District of New York, in each case having subject matter jurisdiction, and each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect to its property, generally and unconditionally, to the nonexclusive jurisdiction of the aforesaid courts. By the execution and delivery of this Agreement, AHM Stockholder appoints Cadwalader, Wickersham & Taft LLP, 100 Maiden Lane, New York, New York 10038,
Facsimile: (212) 504-6666, Attention: Louis J. Bevilacqua, Esq. (or at such other place within the State of New York as may be designated for such purpose), as its agent upon which process may be served in any such legal action or proceeding. Service of process upon such agent, together with notice of such service given to the Company in the manner specified in Section 5.6 hereof, shall be deemed in every respect effective service of process upon AHM Stockholder in any legal action or proceeding. Nothing herein shall in any way be deemed to limit the ability of the Company to serve any writs, process or summons in any other manner permitted by applicable law or order or to obtain jurisdiction over AHM Stockholder in such other jurisdictions and in such manner as may be permitted by applicable law or order. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense or counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to serve process in accordance with this Section 5.7, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by applicable law or order, that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper, and (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Notwithstanding anything contained herein to the contrary, the Company understands and agrees that this Section 5.7 is not intended to and shall not be deemed to be a consent by AHM Stockholder to jurisdiction for any purpose other than the limited purpose of enforcing this Agreement in accordance with its terms.

          (c) EACH PARTY TO THIS AGREEMENT WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A JURY TRIAL IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT.

     5.8 Counterparts; Effectiveness. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

     5.9 Directors' Fiduciary Duties. AHM Stockholder signs solely in his, her or its capacity as the party entitled to dispose of or vote the Subject Shares. Notwithstanding anything herein to the contrary, nothing set forth herein shall in any way restrict any director, officer or employee in the exercise of his or her fiduciary or other duties as a director, officer or employee of AHM, provided the foregoing does not allow AHM Stockholder to breach this Agreement.

                            [Signature page follows.]

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     IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed as of the date first written above.

                                    "COMPANY"

                                    APEX MORTGAGE CAPITAL, INC., a Maryland
                                    corporation

                                    By:_______________________________
                                    Name:_____________________________
                                    Its:______________________________

                                    "AHM STOCKHOLDER"

                                    __________________________________
                                    Name:_____________________________

"SPOUSE"

I hereby agree to be bound by the
terms herein as to any interest, whether as community property or otherwise, that I may have in the Subject Shares.

___________________________________________
Name:______________________________________

                    [SIGNATURE PAGE TO AHM VOTING AGREEMENT]

                                      S-1

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                                   SCHEDULE I

                                 AHM STOCKHOLDER

--------------------------------------------------------------------------------

                                               Number of Shares Subject to
             AHM Stockholder                         This Agreement
--------------------------------------------------------------------------------
[___________]                                          [________]
--------------------------------------------------------------------------------

                                   Schedule I

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                                   SCHEDULE II

                                     NOTICES

--------------------------------------------------------------------------------
     AHM Stockholder         Notice To:         With a Copy To:
--------------------------------------------------------------------------------
[___________]           [____________]    Cadwalader, Wickersham & Taft
                                          LLP
                                          100 Maiden Lane
                                          New York, New York 10038
                                          Facsimile: (212) 504-6666
                                          Attention:  Louis J. Bevilacqua, Esq.
--------------------------------------------------------------------------------

                                  Schedule II